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                                                                     Exhibit 4.9

                      SUPPLEMENTAL REVOLVING CREDIT NOTE

                                                               Chicago, Illinois
$4,500,000.00                                                       May 18, 1998


     On the Supplemental Revolving Credit Termination Date, for value received, the undersigned, Everest Healthcare Services Corporation, a Delaware corporation (the "Company") hereby promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the "Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of (i) Four Million Five Hundred Thousand Dollars ($4,500,000.00), or (ii) such lesser amount as may at the time of the maturity hereof whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Supplemental Revolving Loans owing from the Company to the Lender under the Credit Agreement hereinafter mentioned.

     This Note evidences Supplemental Revolving Loans constituting part of a "Domestic Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Second Amended and Restated Credit Agreement dated as of May 18, 1998, among the Company, Harris Trust and Savings Bank, individually and as Agent, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may from time to time be modified, amended or restated being referred to herein as the "Credit Agreement") made and to be made to the Company by the Lender under the Credit Agreement, and the Company hereby promises to pay interest at the office specified above on each Supplemental Revolving Loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

     Each Supplemental Revolving Loan made under the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion, in the case of any LIBOR Portion, and the interest rates and Interest Periods applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Lender shall be prima facie evidence of the unpaid balance of this Note, the status of each loan from time to time as part of a Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rates and Interest Periods applicable thereto.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all of the events, on the terms and with the effects provided in the Credit Agreement. All
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capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Company hereby promises to pay all reasonable costs and expenses (including reasonable attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of law.

                                       Everest Healthcare Services
                                         Corporation


                                       By /s/ John B. Bourke
                                          -----------------------------
                                          Name  John B. Bourke
                                                -----------------------
                                          Title    CFO
                                                -----------------------


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